                                                                      Exhibit 11


                           INTERNATIONAL PAPER COMPANY
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)
                     (In millions, except per share amounts)



                                                                      Three Months Ended           Nine Months Ended
                                                                         September 30,               September 30,
                                                                    ---------------------        ---------------------
                                                                       2003          2002          2003          2002
                                                                       ----          ----          ----          ----

Earnings before accounting changes                                    $  122        $  145        $  264       $   425
Cumulative effect of accounting changes                                    -             -           (10)       (1,175)
                                                                      ------        ------        ------       -------
Net earnings (loss)                                                      122           145           254          (750)
Effect of dilutive securities                                              -             -             -             -
                                                                      ------        ------        ------       -------
Net earnings (loss) - assuming dilution                               $  122        $  145        $  254       $  (750)
                                                                      ======        ======        ======       =======

Average common shares outstanding                                      479.8         481.1         479.3         482.0
Effect of dilutive securities
  Stock options                                                          2.0           1.2           1.4           1.8
                                                                      ------        ------        ------       -------
Average common shares outstanding - assuming dilution                  481.8         482.3         480.7         483.8
                                                                      ======        ======        ======       =======

Earnings per common share before accounting changes                   $ 0.25        $ 0.30        $ 0.55       $  0.88
Cumulative effect of accounting changes                                    -             -         (0.02)        (2.44)
                                                                      ------        ------        ------       -------
Net earnings (loss) per common share                                  $ 0.25        $ 0.30        $ 0.53       $ (1.56)
                                                                      ======        ======        ======       =======
Net earnings (loss) per common share - assuming dilution              $ 0.25        $ 0.30        $ 0.53       $ (1.56)
                                                                      ======        ======        ======       =======


Note: If an amount does not appear in the above table, the security was antidilutive for the period presented. Stock options are antidilutive in periods when net losses are recorded.